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                                                                   EXHIBIT 10.11


                             HEALTHCARE REALTY TRUST
                                  INCORPORATED


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of January 1, 2000 ("Effective Date") by and between HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation ("Corporation"), and Timothy G. Wallace ("Officer").

                                     RECITAL

         Corporation desires to employ Officer as its Executive Vice President - Chief Financial Officer and Officer is willing to accept such employment by Corporation, on the terms and subject to the conditions set forth in this Agreement.


                                    AGREEMENT

         THE PARTIES AGREE AS FOLLOWS:

         1. DUTIES. During the term of this Agreement, Officer agrees to be employed by and to serve Corporation as its Executive Vice President - Chief Financial Officer, and Corporation agrees to employ and retain Officer in such capacities. Officer shall devote such of his business time, energy, and skill to the affairs of Corporation as shall be necessary to perform the duties of such positions. Officer shall report only to Corporation's Board of Directors and/or President and at all times during the term of this Agreement shall have powers and duties at least commensurate with his position as Executive Vice President - Chief Financial Officer. Officer's principal place of business with respect to his services to Corporation shall be within 35 miles of Nashville, Tennessee.

         2.       TERM OF EMPLOYMENT.

            2.1 DEFINITIONS. For purposes of this Agreement the following terms shall have the following meanings:

                (a) "TERMINATION FOR CAUSE" shall mean termination by Corporation of Officer's employment by Corporation by reason of Officer's material, substantial and willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, Corporation or by reason of Officer's material, substantial and willful breach of this Agreement which has resulted in material injury to Corporation. For purposes of this Agreement, a termination of Officer's employment with the Corporation shall be deemed a Termination Other Than For Cause rather than a Termination For Cause unless and until established by Corporation to the contrary by a final, nonappealable decision by a court of competent jurisdiction. The Corporation shall have the burden of establishing that any termination of Officer's employment by Corporation is a Termination For Cause.

                (b) "TERMINATION OTHER THAN FOR CAUSE" shall mean any termination by Corporation of Officer's employment by Corporation (other than in a Termination for Cause) and shall include Constructive Termination of Officer's employment, effective upon notice from Officer to Corporation of such Constructive Termination. A failure or refusal of Corporation to extend the term of employment of Officer in accordance with Section 2.2 hereof, other than as a result of circumstances which would warrant a Termination of Cause hereunder, shall be deemed a Termination Other Than For Cause.

                (c) "VOLUNTARY TERMINATION" shall mean termination by Officer of Officer's employment by Corporation other than (i) Constructive Termination as described in subsection 2.1(g), (ii)



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"Termination Upon a Change in Control," (iii) termination by reason of Officer's death or disability as described in Sections 2.5 and 2.6 and (iv) termination by reason of retirement by Officer upon attainment of eligibility to retire in accordance with the Executive Retirement Plan as in effect upon the date of this Agreement.

                (d) "TERMINATION UPON A CHANGE IN CONTROL" shall mean a termination by Officer of Officer's employment with Corporation within 24 months following a "Change in Control."

                (e) "CHANGE IN CONTROL" shall mean (i) the time that Corporation first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 20 percent or more of Corporation's outstanding securities, unless a majority of the "Continuing Directors" approves the acquisition not later than ten business days after Corporation makes that determination, or (ii) the first day on which a majority of the members of Corporation's Board of Directors are not "Continuing Directors."

                (f) "CONTINUING DIRECTORS" shall mean, as of any date of determination, any member of the Board of Directors of Corporation who (i) was a member of that Board of Directors on January l, 1993, (ii) has been a member of that Board of Directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Board of Directors with the affirmative vote of the greater of (x) a majority of Continuing Directors who were members of the Board at the time of such nomination or election or (y) at least four Continuing Directors.

                (g) "CONSTRUCTIVE TERMINATION" shall mean (i) any material breach of this Agreement by Corporation; (ii) any actual or implied threat of discharge of Officer by Corporation under circumstances which would not constitute a Termination for Cause and which results in an involuntary resignation of employment by Officer; (iii) any substantial reduction in the authority or responsibility of Officer or other substantial reduction in the terms and conditions of Officer's employment under circumstances which would not justify a Termination for Cause and which are not the result of a material breach by Officer of this Agreement; (iv) any act(s) by Corporation which are designed or have the effect of rendering Officer's working conditions so intolerable or demeaning on a recurring basis that a reasonable person would resign such employment, (v) a material adverse alteration in Officer's reporting relationships, position, responsibilities, title or status; (vi) a reduction in Officer's compensation or a substantial reduction in benefits provided to Officer that are provided for or referenced hereunder; (vii) relocation of Officer to a location that is more than 35 miles from the location of the Corporation's headquarters on the date this Agreement is executed.

                (h) "DEFERRED COMPENSATION" or "deferred compensation" shall mean any individual or group plan, program, agreement or other arrangement, whether or not a "plan" for purposes of the Employee Retirement Income Security Act of 1974 ("ERISA") and whether or not a retirement plan or supplemental executive retirement plan or additional retirement plan as contemplated by
Section 3.11 of the Agreement, but which in any event involves an agreement by the Corporation to make payment(s) to Officer at a future date as compensation for current services to the Corporation. The term Deferred Compensation or deferred compensation shall include, but not be limited to, benefits described in the Healthcare Realty Trust Incorporated Executive Retirement Plan, the 1993 Employees Stock Incentive Plan and the First Performance Based Restricted Stock Implementation under the 1993 Employees Stock Incentive Plan, or any additional implementation thereof, each as it now exists or may hereafter be amended.

            2.2 BASIC TERM. The term of employment of Officer by Corporation shall be from January 1, 1999 through December 31, 2004, unless terminated earlier pursuant to this Section 2. Commencing in 2000, on the first day of January of each year, the first sentence of this Section 2.2 shall be amended by deleting the year then appearing therein and inserting in its place the next subsequent year.

            2.3 TERMINATION FOR CAUSE. Termination For Cause may be effected by Corporation at any time during the term of this Agreement and shall be effected by written notification to Officer. Upon Termination For Cause, Officer immediately shall be paid all accrued salary, bonus compensation to the extent earned, vested



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deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which Officer is a participant to the full extent of Officer's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, but Officer shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

            2.4 TERMINATION OTHER THAN FOR CAUSE. Notwithstanding anything else in this Agreement, Corporation may effect a Termination Other Than For Cause at any time upon giving written notice to Officer of such termination. Upon any Termination Other Than For Cause, Officer shall immediately be paid all accrued salary, bonus compensation to the extent earned, whether or not vested without regard to such Termination (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which Officer is a participant to the full extent of Officer's rights under such plans (including accelerated release and full vesting of shares reserved for Officer under Corporation's 1993 Employees Stock Incentive Plan, and any implementation thereof), accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.2, but no other compensation or reimbursement of any kind.

            2.5 TERMINATION BY REASON OF DISABILITY. If, during the term of this Agreement, Officer, in the reasonable judgment of the Board of Directors of Corporation, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than 12 consecutive months, Corporation shall have the right to terminate Officer's employment hereunder by written notification to Officer and payment to Officer of all accrued salary, bonus compensation to the extent earned, deferred compensation, whether or not vested without regard to such illness or incapacity (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which Officer is a participant to the full extent of Officer's rights under such plans (including accelerated release and full vesting of shares reserved for Officer under Corporation's 1993 Employees Stock Incentive Plan, and any implementation thereof), accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue through the expiration of this Agreement, but Officer shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation. Notwithstanding the foregoing, any Officer who incurs a Disability within the contemplation of the Executive Retirement Plan shall accrue such additional post-disability, post-termination benefits as may be determined in accordance with such Plan.

            2.6 DEATH. In the event of Officer's death during the term of this Agreement, Officer's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and Corporation shall pay to his estate or such beneficiaries as Officer may from time to time designate all accrued salary, bonus compensation to the extent earned, whether or not vested without regard to such Termination (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which Officer is a participant to the full extent of Officer's rights under such plans (including accelerated release and full vesting of shares reserved for Officer under the Corporation's 1993 Employees Stock Incentive Plan, and any implementation thereof), accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, but Officer's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

            2.7 VOLUNTARY TERMINATION. In the event of a Voluntary Termination, Corporation shall immediately pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which Officer is a participant to the full extent of Officer's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation.




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            2.8 TERMINATION UPON A CHANGE IN CONTROL OR RETIREMENT. In the event of (i) a Termination Upon a Change in Control or (ii) retirement by Officer upon attainment of eligibility to retire in accordance with the Executive Retirement Plan as in effect upon the date of this Agreement, Officer shall immediately be paid all accrued salary, bonus compensation to the extent earned through the date of termination, including compensation that was earned and deferred, whether or not vested without regard to the Change in Control (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which Officer is a participant to the full extent of Officer's rights under such plans (including accelerated release and full vesting of shares reserved for Officer under Corporation's 1993 Employees Stock Incentive Plan, and any implementation thereof), accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.1, but no other compensation or reimbursement of any kind.

            2.9 NOTICE OF TERMINATION. Corporation may effect a termination of this Agreement pursuant to the provisions of this Section 2 upon giving 30 days written notice to Officer of such termination. Officer may effect a termination of this Agreement pursuant to the provisions of this Section 2 upon giving 60 days written notice to Corporation of such termination.

            2.10 DETERMINATION OF BENEFIT UPON EARLY PAYMENT. In the event a Participant's deferred compensation benefit becomes vested in accordance with Sections 2.4, 2.5, 2.6 or 2.8, Officer shall have the following rights and Corporation shall take appropriate action to amend or modify its compensation arrangements in order to cause :

                (a) any deferred compensation under the Corporation's 1993 Employees Stock Incentive Plan shall be effected by an immediate full vesting of any awards granted to Officer under the Corporation's 1993 Employee Stock Incentive Plan, and any implementation thereof; and an immediate release and full vesting of awards that have been reserved by the Corporation for Officer under the Corporation's 1993 Employee Stock Incentive Plan, and any implementation thereof, or otherwise, such release and vesting to be made within a reasonable time after the relevant event;

                (b) any deferred compensation payable under a nonqualified defined contribution plan shall be made available for payment within an administratively practicable time after the relevant event, in an amount equal to the then-current book account balance; and

                (c) any deferred compensation payable under a nonqualified defined benefit plan shall be made available for payment within an administratively practicable time after the relevant event in an amount equal to the greater of (i) the benefit, if any, otherwise determined in accordance with the relevant plan, or (ii) the present value of the then-accrued benefit, determined by reducing the accrued benefit from age 65 to the date as of which payment is made, using the actuarial assumptions which have been used for financial accounting purposes under generally accepted accounting principles.

         3. SALARY, BENEFITS AND BONUS COMPENSATION.

            3.1 BASE SALARY. As payment for the services to be rendered by Officer as provided in Section 1 and subject to the terms and conditions of
Section 2, Corporation agrees to pay to Officer a "Base Salary" for the 12 calendar months beginning January 1, 1999 at the rate of $275,000 per annum payable in 24 equal semi-monthly installments. The Base Salary for each year (or portion thereof) beginning January 1, 2000 shall be determined by the Compensation Committee of the Board of Directors (the "Compensation Committee") which shall authorize an increase in Officer's Base Salary in an amount which, at a minimum, shall be equal to the cumulative cost-of-living increment on the Base Salary as reported in the "Consumer Price Index, Nashville, Tennessee, All Items," published by the U.S. Department of Labor. Officer's Base Salary shall be reviewed annually by the Compensation Committee.




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            3.2 BONUSES. Officer shall be eligible to receive a bonus for each year (or portion thereof) during the term of this Agreement and any extensions thereof, with the actual amount of any such bonus to be determined by the Compensation Committee in accordance with the Corporation's Executive Variable Incentive Plan. All such bonuses shall be payable within 45 days after the end of the year to which such bonus relates. All such bonuses shall be reviewed annually by the Compensation Committee.

            3.3 ADDITIONAL BENEFITS. During the term of this Agreement, Officer shall be entitled to the following fringe benefits:

                (a) OFFICER BENEFITS. Officer shall be eligible to participate in such of Corporation's benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of the Corporation, including, without limitation, Corporation's 1993 Employees Stock Incentive Plan, and any implementation thereof,, profit sharing plans, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, financial planning, retirement plans and supplementary executive retirement plans, if any. For purposes of establishing the length of service under any benefit plans or programs of Corporation, Officer's employment with the Corporation will be deemed to have commenced on January 1, 1993.

                (b) VACATION. Officer shall be entitled to six weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.

                (c) LIFE INSURANCE. For the term of this Agreement and any extensions thereof, Corporation shall at its expense procure and keep in effect term life insurance on the life of Officer, payable to such beneficiaries as Officer may from time to time designate, in the aggregate amount of $1,500,000.00. Such policy shall be owned by Officer or by a member of his immediate family.

                (d) REIMBURSEMENT FOR EXPENSES. During the term of this Agreement, Corporation shall reimburse Officer for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Officer in connection with his duties under this Agreement.

         4. SEVERANCE COMPENSATION.

            4.1 SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION UPON A CHANGE IN CONTROL. In the event Officer's employment is terminated in a Termination Upon a Change in Control, Officer shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination), through the remaining term of this Agreement and any extensions thereof, on the dates specified in Section 3.1; provided, however, that if Officer is employed by a new employer during such period, the severance compensation payable to Officer during such period will be reduced by the amount of compensation that Officer is receiving from the new employer. However, Officer is under no obligation to mitigate the amount owed Officer pursuant to this Section 4.1 by seeking other employment or otherwise. Notwithstanding anything in this Section 4.1 to the contrary, Officer may in Officer's sole discretion, by delivery of a notice to Corporation within 30 days following a Termination Upon a Change in Control, elect to receive from Corporation a lump sum severance payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to Officer pursuant to this
Section 4.1. However, in no event shall payment pursuant to this Section 4.1 be less than three times Base Salary as defined herein for the applicable period. Such present value shall be determined as of the date of delivery of the notice of election by Officer and shall be based on a discount rate equal to the interest rate on 90-day U.S. Treasury bills, as reported in the Wall Street Journal (or similar publication), on the date of delivery of the election notice. If Officer elects to receive a lump sum severance payment, Corporation shall make such payment to Officer within 10 days following the date on which Officer notifies Corporation of Officer's election. In addition to the severance payment payable under this Section 4.1, Officer shall be paid an amount equal to: (i) three times the average annual bonus earned by Officer in the two years immediately preceding the date of termination, and (ii) the average annual incentive amount actually earned by Officer during the two years prior to the severance. Officer



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shall also receive (i) full vesting of any awards granted to Officer under the
Corporation's 1993 Employees Stock Incentive Plan, and any implementation thereof; and (ii) an immediate release of awards that have been reserved by the Corporation for Officer under the Corporation's 1993 Employees Stock Incentive Plan, and any implementation thereof, or otherwise, and full vesting of such awards. Officer shall continue to accrue retirement benefits and shall continue to enjoy any benefits under any plans of the Corporation in which Officer is a participant to the full extent of Officer's rights under such plans, including any perquisites provided under this Agreement, through the remaining term of this Agreement; provided, however, that the benefits under any such plans of the Corporation in which Officer is a participant, including any such perquisites, shall cease upon re-employment by a new employer.

            4.2 SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION OTHER THAN FOR CAUSE. In the event Officer's employment is terminated in a Termination Other Than for Cause, Officer shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination), for a period of three years from the date of such termination, on the dates specified in Section 3.1; provided, however, that if Officer is employed by a new employer during such period, the severance compensation payable to Officer during such period will be reduced by the amount of compensation that Officer is receiving from the new employer. Notwithstanding anything in this Section 4.2 to the contrary, Officer may in Officer's sole discretion, by delivery of a notice to Corporation within 30 days following a Termination Other Than for Cause, elect to receive from Corporation a lump sum severance payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to Officer pursuant to this Section 4.2. However, in no event shall payment pursuant to this Section 4.2 be less than three times Base Salary as defined herein for the applicable period. Such present value shall be determined as of the date of delivery of the notice of election by Officer and shall be based on a discount rate equal to the interest rate on 90-day U.S. Treasury bills, as reported in the Wall Street Journal (or similar publication), on the date of delivery of the election notice. If Officer elects to receive a lump sum severance payment, Corporation shall make such payment to Officer within ten days following the date on which Officer notifies Corporation of Officer's election. In addition to the severance payment payable under this Section 4.2, Officer shall be paid an amount equal to two times the average annual bonus earned by Officer in the two years immediately preceding the date of termination and Officer shall also receive (i) full vesting of any awards granted to Officer under Corporation's 1993 Employees Stock Incentive Plan, and any implementation thereof; and (ii) an immediate release of awards that have been reserved for Officer under the Corporation's 1993 Employees Stock Incentive Plan, and any implementation thereof, or otherwise, and full vesting of such awards. Officer shall be entitled to accelerated vesting of any Accrued Benefit under each Deferred Compensation plan. Notwithstanding the foregoing, continued benefit accrual shall not apply in the case of any tax-qualified retirement plan if such accrual would adversely affect the tax-qualified status of such plan; provided, however, that the benefit which would otherwise have been contributed by the Corporation to the account of the Officer in any tax-qualified defined contribution and the single sum value of the benefit plan shall be paid by the Corporation to the Officer as each such contribution or benefit would have been made or accrued, as applicable, assuming that the Officer had remained employed on a full-time basis with a rate of pay equal to his Base Salary. In the case of a Termination Other Than for Cause by reason of the disability of the Participant, and if the Participant is retired for Disability under the Executive Retirement Plan, then the Officer will continue to accrue benefits as provided in the Executive Retirement Plan at the time he incurs his Disability, notwithstanding any subsequent nonsubstantial employment.

            4.3 NO SEVERANCE COMPENSATION UPON OTHER TERMINATION. In the event of a Voluntary Termination, Termination For Cause, termination by reason of Officer's disability pursuant to Section 2.5, or termination by reason of Officer's death pursuant to Section 2.6, Officer or his estate shall not be paid any severance compensation and shall receive only the benefits as provided in the appropriate section of Article II applicable to the respective termination.

            4.4 ADDITIONAL PAYMENTS DUE TO CHANGE IN CONTROL.

                (a) Gross Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by or on behalf of the Corporation to or for the benefit of Employee as a result of a "change in control," as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), involving the Corporation or its affiliates (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional



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payments required under this Section 4.4 (a "Payment")) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Officer with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Officer shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                (b) Tax Opinion. Subject to the provisions of Section 4.4(c), all determinations required to be made under this Section 4.4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or law firm selected by the Corporation (the "Tax Firm"); provided, however, that the Tax Firm shall not determine that no Excise Tax is payable by Officer unless it delivers to Officer a written opinion (the "Tax Opinion") that failure to pay the Excise Tax and to report the Excise Tax and the payments potentially subject thereto on or with Officer's applicable federal income tax return will not result in the imposition of an accuracy-related or other penalty on Officer. All fees and expenses of the Tax Firm shall be borne solely by the Corporation. Within 15 business days of the receipt of notice from Officer that there has been a Payment, or such earlier time as is requested by the Corporation, the Tax Firm shall make all determinations required under this Section 4.4, shall provide to the Corporation and Officer a written report setting forth such determinations, together with detailed supporting calculations, and, if the Tax Firm determines that no Excise Tax is payable, shall deliver the Tax Opinion to Officer. Any Gross-Up Payment, as determined pursuant to this Section 4.4, shall be paid by the Corporation to Officer within fifteen days of the receipt of the Tax Firm's determination. Subject to the remainder of this Section 4.4, any determination by the Tax Firm shall be binding upon the Corporation and Officer; provided, however, that Officer shall only be bound to the extent that the determinations of the Tax Firm hereunder, including the determinations made in the Tax Opinion, are reasonable and reasonably supported by applicable law. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in Section 4.4(c) that Officer is required to make a payment of any Excise Tax, the Tax Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Officer. In determining the reasonableness of Tax Firm's determinations hereunder, and the effect thereof, Officer shall be provided a reasonable opportunity to review such determinations with Tax Firm and Officer's tax counsel. Tax Firm's determinations hereunder, and the Tax Opinion, shall not be deemed reasonable until Officer's reasonable objections and comments thereto have been satisfactorily accommodated by Tax Firm.

                (c) Notice of IRS Claim. Officer shall notify the Corporation in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 calendar days after Officer actually receives notice in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of Officer to notify the Corporation of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to Officer under this
Section 4.4 except to the extent that the Corporation is materially prejudiced in the defense of such claim as a direct result of such failure. Officer shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies Officer in writing prior to the expiration of such period that it desires to contest such claim, Officer shall do all of the following:

         I. give the Corporation any information reasonably requested by the Corporation relating to such claim;

         II. take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Corporation and reasonably acceptable to Officer;




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         III.     cooperate with the Corporation in good faith in order
                  effectively to contest such claim;


         IV. if the Corporation elects not to assume and control the defense of such claim, permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Officer harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this
Section 4.4, the Corporation shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Officer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Officer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs Officer to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to Officer, on an interest-free basis and shall indemnify and hold Officer harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Officer with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                (d) Right to Tax Refund. If, after the receipt by Officer of an amount advanced by the Corporation pursuant to Section 4.4, Officer becomes entitled to receive any refund with respect to such claim, Officer shall (subject to the Corporation's complying with the requirements of Section 4.4(c)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Officer of an amount advanced by the Corporation pursuant to Section 4.4(c), a determination is made that Officer is not entitled to a refund with respect to such claim and the Corporation does not notify Officer in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         5. NON-COMPETITION; DISCLOSURE OF INVESTMENTS. During the term of this Agreement, including the period, if any, during which Officer shall be entitled to severance compensation pursuant to Section 4.2, Officer shall not engage in any activity competitive with the Corporation. Simultaneously with Officer's execution of this Agreement and upon each anniversary of the Effective Date, Officer shall notify the Chairman of the Compensation Committee of the nature and extent of Officer's investments, stock holdings, employment as an employee, director, or any similar interest in any business or enterprise other than Corporation; provided, however, that Officer shall have no obligation to disclose any investment under $100,000 in value or any holdings of publicly traded securities which are not in excess of one percent of the outstanding class of such securities. Notwithstanding any provision herein to the contrary, the restrictions and covenants of this Section 5 shall not apply in the event of a Termination Upon a Change in Control.

         6. MISCELLANEOUS.

            6.1 Payment Obligations. Corporation's obligation to pay Officer the compensation and to make the arrangements provided herein shall be unconditional, and Officer shall have no obligation whatsoever to mitigate damages hereunder. If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, Corporation, to the extent permitted by applicable law and the Corporation's Articles of Incorporation and Bylaws, hereby indemnifies Officer for Officer's reasonable attorneys' fees and disbursements incurred in such litigation.




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            6.2 CONFIDENTIALITY. Officer agrees that all confidential and proprietary information relating to the business of Corporation shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by Corporation's Board of Directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.

            6.3 WAIVER. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

            6.4 ENTIRE AGREEMENT; MODIFICATIONS. Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Officer from Corporation. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

            6.5 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by telegraph or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 12 hours after transmission of a telegram to the respective persons named below:

         If to Corporation:

                  Healthcare Realty Trust Incorporated
                  3310 West End Avenue
                  Nashville, Tennessee 37203
                  Phone: (615) 269-8175
                  Fax: (615) 269-8122

         If to Officer:

                  Mr. Timothy G. Wallace
                  424 Maplewood Drive
                  Franklin, Tennessee 37064


Any party may change such party's address for notices by notice duly give pursuant to this Section 6.5.

            6.6 HEADINGS. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

            6.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

            6.8 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in Nashville, Tennessee in accordance with the Rules of the American Arbitration Association, and judgment upon any proper award rendered by the Arbitrators may be entered in any court having jurisdiction thereof. There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. To the extent permitted by the Rules of the American Arbitration Association, the selected arbitrators may grant equitable relief. Each party shall pay the fees of the arbitrator selected by him and of his own attorneys, and the expenses of his witnesses and all other expenses connected with the presentation of his case. The cost of the arbitration including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees and costs shall be borne equally by the parties. To the extent that Officer prevails with respect to any portion of an arbitration award, Officer shall be reimbursed by the




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Corporation for the costs and expenses incurred by Officer in connection with the arbitration in an amount proportionate to the award to Officer as compared to the amount in dispute.

            6.9 SEVERABILITY. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

            6.10 SURVIVAL OF CORPORATION'S OBLIGATIONS. Corporation's obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Corporation. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Corporation (except to an affiliate of the Corporation in which event Corporation shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by Officer.

            6.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

            6.12 WITHHOLDINGS. All compensation and benefits to Officer hereunder shall be reduced only by all federal, state, local and other withholdings and similar taxes and payments that are required by applicable law. Except as otherwise specifically agreed by Officer, no other offsets or withholdings shall apply to reduce the payment of compensation and benefits hereunder.

            6.13 INDEMNIFICATION. In addition to any rights to indemnification to which Officer is entitled to under the Corporation's Articles of Incorporation and Bylaws, Corporation shall indemnify Officer at all times during and after the term of this Agreement to the maximum extent permitted under Section 2-418 of the General Corporation Law of the State of Maryland or any successor provision thereof and any other applicable state law, and shall pay Officer's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

                             CORPORATION:

                             HEALTHCARE REALTY TRUST INCORPORATED

                             By:              /S/
                                ------------------------------------------------
                                Name:  David R. Emery
                                Title: President and Chairman
                                Date:  November 1, 1999

                             OFFICER:

                             By:              /S/
                                ------------------------------------------------
                             Timothy G. Wallace
                             Date: November 1, 1999






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